Exhibit 99.1

Players Network Surpasses One Million Videos Viewed in August

Tuesday September 12, 9:00 am ET

LAS VEGAS, Sept. 12 /PRNewswire-FirstCall/ -- The Players Network, Inc. (OTC Bulletin Board: PNTV - News), a leading Multi-Media Company in Gaming Lifestyle Television, announced today that it had more than one million videos viewed during the month of August continuing the company's 30% per month growth rate since the beginning of the year. Players Network's content targeting gaming enthusiasts is delivered through its Video On Demand distribution network including Comcast Digital Cable, Google Broadband Video and playersnetwork.com.

"Our viewership has been growing rapidly and shows no signs of slowing down. We deliver our audience Choice, Control and the Convenience of watching quality programming any time they want on any media platform," says Mark Bradley, President and CEO of Players Network. Approximately 1,175,000 PNTV videos were viewed over Players Network's multiple distribution platforms. "By eclipsing the one million monthly view milestone, we continue to raise the bar higher in the expansion of our content distribution network and our brand recognition, thus providing our sponsors and advertisers a measurable platform on which they can reach their target customers," Bradley adds.

For more information about Players Network, visit playersnetwork.com.

About Players Network, Inc:

Players Network is a Media, Marketing and Merchandising Company focusing on the Gaming Lifestyle, producing and distributing original content for its own VOD Channel on Comcast in ten-million homes, for its Broadband Network at www.playersnetwork.com or DVD Home Video, mobile platforms, and through worldwide television syndication. Players Network has a 10-year history of providing consumers with quality gaming lifestyle content, and the gaming industry with strategic partnership services in Las Vegas, Atlantic City, and throughout the worldwide gaming industry.

Forward-looking Statement

Forward-looking statements in this report are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. We wish to advise readers that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements, including, but not limited to, the following: our ability to meet our cash and working capital needs, our ability to successfully market our product, and other risks detailed in our periodic report filings with the Securities and Exchange Commission.

For advertising information, please contact Giovanni Baquerizo (347)-535-4210.

For further company information, please contact Mark Bradley of the Players Network (702) 895-8884.